M Power Entertainment Acquires 100% of M Power Futures

NEW YORK, NY - May 27, 2005 - M Power Entertainment Inc. (OTCBB: MPWE), a next-generation media and entertainment corporation, today reported that it has completed its acquisition of 100% of the stock of M Power Futures ("MPF",) a privately-held Delaware company. MPF is an entertainment and intellectual
property company.   The transaction was arranged by Stanton, Walker and
Company, a New York-based consulting firm retained by MPWE.

Per the terms of the agreement, MPWE and its shareholders acquired 100% of the outstanding shares of MPF. Included in the transaction as part of MPF, MPWE acquired 100% of Alan Howarth Inc., a music and sound design company with offices in La Canada, CA. An award winning film composer and sound designer, Mr. Howarth has received several Golden Reel Awards from the MPSE and has been a team member of Academy Award winning soundtracks. In addition, Mr. Howarth is pioneering new forms of music and audio playback systems designed for the next generation of listening. Additionally, MPWE acquired 100% of intellectual property rights owned by Gary Kimmons related to the design and development of intelligent performance support systems and intelligent user interfaces. It is anticipated that the intellectual property will play a significant role in the entertainment and information distribution system MPE hopes to design. Ancillary consideration was made in the agreement for attendant contractual agreements with MPF shareholders Sheila MacDonald Testa and Gordon Jones.

About M Power Entertainment

Based in New York, NY, MPWE is a next-generation media and entertainment corporation providing a diversified portfolio of state-of-the-art entertainment and media resources. MPWE maintains a strategy of acquiring profitable technology ventures in related Entertainment and Lifestyle venues.

For more information on M Power Entertainment please visit the corporate website, www.mpe.us.com, and its music entertainment subsidiary's website, www.RAWW.com.

Safe Harbor

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Deanna S Slater
212-731-0834
Deanna.Slater@mpe.us.com